UNITED STATES DISTRICT COURT
                         CENTRAL DISTRICT OF CALIFORNIA


_____________________________________
                                      )
STEPHAN LEVINE, on behalf of          )      Civil  Action  No.
himself and all others similarly      )
situated,                             )      SA  CV  99-1575  DOC  (ANx)
                                      )      ORDER  PRELIMINARILY
         Plaintiff,                   )      APPROVING SETTLEMENT,
                                      )      PROVIDING FOR NOTICE TO
 v.                                   )      THE CLASS,  AND
                                      )      SCHEDULING FINAL
SAFEGUARD  HEALTH                     )      APPROVAL  HEARING  ON
ENTERPRISES, INC., STEVEN J.          )      SETTLEMENT
BAILEYS, JOHN E. COX, ROBERT          )
J. POMMERSHEIM,  THOMAS  C.           )
TEKULVE,  and  KENNETH  E.            )
KEATING,                              )
                                      )
         Defendants.                  )     [EXHIBIT  A]
_____________________________________ )



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     The  Court  has  received the Stipulation of Settlement dated September 17,
2002 (the "Stipulation"), that has been entered into by Lead Plaintiff and the Defendants. The Court has reviewed the Stipulation and its Exhibits, and good cause appearing,

     IT  IS  HEREBY  ORDERED  that:

     1. The Court, for purposes of this order, adopts all defined terms as set forth in the Stipulation.

     2. The Court preliminarily approves the Settlement of the Litigation as set forth in the Stipulation and the terms of the Settlement, subject to the right of any Class Member to challenge the fairness, reasonableness, and adequacy of the Settlement and to show cause, if any exists, why a final judgment dismissing the Litigation based on the Stipulation should not be entered, and subject to further consideration of such matters by the Court at the hearing on final approval of the Stipulation (the "Final Approval Hearing") described below.

     3. The Final Approval Hearing shall be held before this Court on November 25, 2002 at 8:30 a.m., (or at any such adjourned or continued time or times as the Court may without further notice direct), in the United States Courthouse, 411 West Fourth Street, Courtroom 9D, Santa Ana, California, for the purpose of determining: (a) whether the proposed Settlement of the Litigation as set forth in the Stipulation in the amount of One Million Two Hundred and Fifty Thousand Dollars ($1,250,000) should be approved by the Court as fair, reasonable and adequate as to each of the Settling Parties and the Members of the Class; (b) whether, thereafter, the Litigation should be dismissed with prejudice as set forth in the Stipulation; (c) whether the proposed Plan of Allocation of the Net Settlement Fund is fair, reasonable and adequate and therefore should be approved; and (d) whether the application of Lead


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Plaintiff's  Counsel  for  the  payment  of attorneys' fees and reimbursement of costs and expenses incurred in connection with the Litigation should be approved from the Settlement Fund.

     4. The Court conditionally certifies the following Class of plaintiffs in accordance with the Stipulation, for purposes of effectuating this settlement:

          All Persons who purchased or otherwise acquired common stock or other securities of SafeGuard Health Enterprises, Inc. during the period beginning February 26, 1998 and ending November 13, 1999, inclusive. Excluded from the Class are Defendants, members of the immediate families of the individual Defendants, any entity in which any Defendant has a controlling interest, directors and officers of SafeGuard Health Enterprises, Inc. during the Class Period and the legal representatives, heirs, successors, or assigns of any such excluded Person or entity. Also excluded from the Class are those Persons who request exclusion from the Class in a timely and valid manner as set forth in the Notice of Pendency and Proposed Settlement of Class Action.

The certification of the Class by this Order shall be binding only with respect to the settlement of the litigation and shall be withdrawn if the settlement does not become effective for any reason. By entering into the Stipulation, Defendants have not waived any rights with respect to any arguments they might make in opposition to a motion for class certification in the event that the Settlement does not become effective.

     5. The Court approves, as to form and content, the Notice of Pendency and Proposed Settlement of Class Action (the "Notice"), the Proof of Claim and Release form (the "Proof of Claim"), and the Summary Notice for Publication ("Summary Notice") substantially in the form attached as Exhibits A-1, A-2 and A-3 hereto, and finds that the mailing and distribution of the Notice and Proof of Claim and publishing of the Summary Notice substantially in the manner and form set forth in this Order meet the requirements of Federal Rule of Civil Procedure 23, due process under the United States Constitution, and any other applicable law or principle of equity, is the best notice practicable under the circumstances, and shall constitute due and sufficient notice to all Persons


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entitled  to  notice  of  their  rights  and potential claims in relation to the
Settlement.

     6. Following notice of entry of this Order, SafeGuard and its insurer shall transfer, or cause to be transferred, into an account so identified by the Escrow Agent, the monies constituting the principal amount of the Settlement Fund, in the amounts and according to the schedule set forth in Paragraph 2.1 of the Stipulation.

     7. No later than ten (10) calendar days from the date of this Order, SafeGuard Health Enterprises, Inc. shall, at its expense, cause its transfer agent(s) to furnish (electronically, on computer disks or tape, if available) to Lead Plaintiff's Counsel (or their designee) the names and addresses of all potential members of the Class to the extent such information is reflected on SafeGuard Health Enterprises, Inc.'s stock transfer records.

     8. Lead Plaintiff's Counsel are authorized to act on behalf of the Class with respect to all acts required by, or which may be given pursuant to the Stipulation or such other acts which are reasonably necessary to consummate the proposed Settlement set forth in the Stipulation. Lead Plaintiff's Counsel are hereby authorized to retain the firm of Strategic Claims Services as Claims Administrator to supervise and administer the notice procedure as well as the processing of claims in accordance with this Order and the Stipulation. The Court herby authorizes payment out of the Class Notice and Administration Fund of the expenses described in paragraph 2.6 of the Stipulation.

          (a) Not later than September 27, 2002 (the "Notice Date"), Lead Plaintiff's Counsel shall cause copies of the Notice and of the Proof of Claim, substantially in the form attached as Exhibits A-1 and A-2 hereto, to be mailed by first class mail to all potential Class Members who can be identified with reasonable effort. The Notice and Proof of Claim shall further be posted on Lead Plaintiff's Counsels' web site;


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          (b)     Nominees who purchased or otherwise acquired or held SafeGuard
Health Enterprises, Inc. securities during the Class Period shall either: (1) by first class mail send the Notice and the Proof of Claim to those potential Class Members for which they acted as nominee, within ten (10) days after the nominee receives the Notice; or (2) send a list of the names and addresses of such beneficial owners to the Claims Administrator within ten (10) days after the nominee receives the Notice and, in the event of the latter, the Claims Administrator shall promptly send by first class mail the Notice and Proof of Claims to all potential Class members who are on the list received from the nominee.

          (c) Not later than October 7, 2002, Lead Plaintiff's Counsel shall cause the Summary Notice, substantially in the form attached hereto as Exhibit A-3, to be published at least once in the Investors' Business Daily and over a national business wire service with corresponding Internet news service.

          (d) No later than seven (7) calendar days prior to the Final Approval Hearing, Lead Plaintiff's Counsel shall serve on Defendants' counsel and file with the Court, proof of such mailing and publishing by affidavit or declaration.

     9. All Members of the Class shall be bound by all determinations and judgments in the Litigation concerning the Settlement, whether favorable or unfavorable to the Class.

     10. Any Class Member who wishes to participate in the Settlement Fund shall complete and submit a valid Proof of Claim to the Claims Administrator in accordance with the instructions contained on the attached Proof of Claim form. Unless the Court orders otherwise, all Proof of Claim forms must be submitted to the Claims Administrator no later than ninety (90) days from the Notice Date. Class Members who do not timely submit valid Proofs of Claim within the time provided for shall be forever barred from sharing in the distribution of the


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proceeds of the Settlement Fund, unless otherwise ordered by the Court, but will in all other respects be subject to and bound by the provisions of the Stipulation and the Final Judgment if entered.

     11. Any Member of the Class may enter an appearance in the Litigation, at his, her, or its own expense, individually or through counsel of his, her or its own choice. Class Members who do not enter appearances shall be represented by Lead Plaintiff's Counsel. Any Class Member who anticipates the need and wishes to appeal any aspect of the Settlement should formally move to intervene as a party under Rule 24 of the Federal Rules of Civil Procedure.

     12. Pending resolution of these settlement proceedings, no other action now pending or hereafter filed arising out of all or any part of the subject matter of the Litigation shall be maintained as a class action and, except as provided by this or further order of this Court, for good cause shown, all Class Members are hereby enjoined during the pendency of these settlement proceedings from filing or prosecuting purported class actions against any Released Person with respect to any of the Released Claims.

     13. Any Person falling within the definition of the Class may, upon request, be excluded from the Class. Any such Person must submit to the Claims Administrator a request for exclusion ("Request for Exclusion"), postmarked no later than November 8, 2002. A Request for Exclusion must state: (1) the name, address, and telephone number of the Person requesting exclusion; (2) the Person's purchases, acquisitions and sales of SafeGuard Health Enterprises, Inc. securities during the Class Period, including the dates, the number of shares, and price paid or received per share for each such purchase or sale; and (3) that the Person wishes to be excluded from the Class. All Persons who submit valid and timely Requests for Exclusion in the manner set forth in this paragraph shall have no rights under the Stipulation, shall not share in the


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distribution  of  the Settlement Fund, and shall not be bound by the Stipulation or  the  Final  Judgment.

     14. Any Member of the Class who objects to the proposed Settlement of the Litigation, to entry of a judgment of dismissal of the Litigation with prejudice, the proposed Plan of Allocation, or the application by Lead Plaintiff's Counsel for attorneys' fees and expenses from the Settlement Fund, shall have a right to appear and be heard at the Final Approval Hearing. No Class Member or any other Person shall be heard at the Final Approval Hearing, or be entitled to contest the approval of the terms and conditions of the proposed Stipulation and Settlement, or, if approved, the Judgment to be entered approving the same, or an order approving the Plan of Allocation, or the attorneys' fees and expenses to be awarded to counsel for the Plaintiffs from the Settlement Fund, unless that Person has filed with the Court and delivered to Lead Plaintiff's Counsel and Defendants' Counsel a written notice of those objections and any supporting papers and briefs, along with proof of membership in the Class, including the number of shares purchased and sold, such that the notice and supporting papers are received on or before November 8, 2002. Any Member of the Class who does not make his, her or its objection in the manner provided shall be deemed to have waived such objection and shall forever be foreclosed from making any objection to the fairness or adequacy of the proposed Settlement as incorporated in the Stipulation, to the Plan of Allocation, to the dismissal of the Litigation and/or the Judgment of the Court, and to the award of attorneys' fees and expenses to counsel for the Plaintiffs from the Settlement Fund, unless otherwise ordered by the Court.

     15. The passage of title and ownership of the Settlement Fund to the Escrow Agent in accordance with the terms and obligations of the Stipulation is approved. No Person not a Class Member or counsel to the Plaintiffs shall have any right to any portion of, or in the distribution of, the Settlement Fund unless otherwise ordered by the Court or as otherwise provided in the Stipulation.


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     16.     All  funds  held by the Escrow Agent shall be deemed and considered to be in custodia legis of the Court in accordance with the Stipulation, and shall remain subject to the jurisdiction of the Court, until such time as such funds shall be distributed pursuant to the Stipulation, the Plan of Allocation and/or further order(s) of the Court.

     17. All papers in support of the Stipulation, the Plan of Allocation, and any application by counsel for the Lead Plaintiff for attorneys' fees or reimbursement of expenses from the Settlement Fund shall be filed and served no later than seven (7) calendar days prior to the Final Approval Hearing.

     18. Neither Defendants nor Defendants' counsel shall have any responsibility for the Plan of Allocation of the Net Settlement Fund or any application for attorneys' fees or reimbursement of expenses submitted by Lead Plaintiff's Counsel to be paid from the Settlement Fund, and such matters will be considered separately from the fairness, reasonableness and adequacy of the Settlement.

     19. At or after the Final Approval Hearing, the Court shall determine whether the Plan of Allocation proposed by Plaintiffs' Counsel, and any application for attorneys' fees or reimbursement of expenses shall be approved.

     20. All reasonable expenses incurred in identifying and notifying Class Members, as well as administering the Settlement Fund, shall be paid as set forth in the Stipulation. In the event the Stipulation is not approved by the Court, or otherwise fails to become effective, neither the Plaintiffs nor any of their counsel shall have any obligation to repay any amounts actually and properly disbursed from the Class Notice and Administration Fund.

     21. Neither the Stipulation, nor any of its terms or provisions, nor any of the negotiations or proceedings connected with it, shall be construed as an admission or concession by Plaintiffs regarding the merits of the claims made


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in  the Litigation.  Neither this Order, the Stipulation nor any of the terms or provisions of the Settlement contained therein, nor any statements made, act performed or document executed in the negotiation of, pursuant to or in furtherance of the Stipulation or the Settlement: (i) is or may be deemed to be or may be used as an admission of, or evidence of, the validity or truth of any of the allegations in the Litigation or the validity of any Released Claim, or of any fault, wrongdoing or liability of any of the Defendants or their Related Parties; or (ii) is or may be deemed to be or may be used as an admission of, or evidence of, any fault or omission of any of the Defendants or their Related Parties in any civil, criminal or administrative proceeding in any court, administrative agency or other tribunal.

     22. The Court may adjourn or continue the date or time of the Final Approval Hearing or extend any of the deadlines set forth in this Order, without further notice to the Members of the Class, and retains jurisdiction to consider all further applications arising out of, or connected with, the proposed Settlement. The Court may approve the Settlement, with such modifications as may be agreed to by the Settling Parties, if appropriate, without further notice to the Class.

     23. If the proposed Settlement is not approved or consummated for any reason whatsoever, the proposed settlement and all proceedings had in connection therewith shall be without prejudice to the status quo ante rights of the settling parties in relation to the Litigation as of May 28, 2002, except as otherwise set forth in the Stipulation.


DATED:     9/19/02                           /s/  David  O.  Carter
       ----------------                  -----------------------------------
                                         Honorable David O. Carter
                                         United States District Judge


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